Exhibit 99.1

Dear Investors and Research Analysts,

I am pleased to announce that Vital Images has expanded its affiliation with Cerner, a leading global, $1.68 billion healthcare solutions company.  Cerner is now offering its clients Vital Images’ Vitrea® Enterprise Suite integrated with the Cerner Millennium® platform.   This broadens the Vital Images’ advanced visualization solution initially offered for Cerner PACS (picture archive and communication system) clients to now encompass the Cerner Millennium platform.

Cerner’s Millennium platform is a person-centric solution framework which continues to advance the digitization of individual electronic health records to meet the needs of care providers, support professionals and healthcare consumers.  Vital Images’ Vitrea Enterprise Suite seamlessly integrates with the Cerner Millennium platform.  This will allow thousands of physicians utilizing Millennium solutions the ability to obtain universal access to a unified platform of advanced clinical applications including cardiac, colon, lung, neuro, oncology and vascular- as well as other functionality via the Millennium user interfaces.

The Cerner partnership brings to Vital Images the ability to provide Vitrea Enterprise Suite integrated with the Cerner Millennium platform to more than 8,500 healthcare facilities around the world, including approximately 2,300 hospitals; 3,400 physician practices covering more than 30,000 physicians; and 600 ambulatory facilities, such as laboratories, ambulatory centers, cardiac facilities, radiology clinics and surgery centers.

As Vital Images progressively provides access to advanced clinical applications and leverages our applications across the enterprise, it makes sense to partner with a global healthcare solutions company like Cerner.  This relationship is a natural fit for both companies as we are both committed to delivering on-going value for healthcare organizations and practitioners to ultimately improve patient care.

Thank you for your support as we continue to pursue strategic partnerships and platform diversification.

Sincerely,

Michael H. Carrel

President and Chief Executive Officer

May 3, 2010

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to dependence on market growth, challenges associated with international expansion, the ability to predict product, customer and geographic sales mix, fluctuations in interest rates, regulatory approvals, the timely introduction, availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, the ability to successfully manage operating costs, fluctuations in quarterly results, approval of products for reimbursement and the level of reimbursement, and other factors detailed from time to time in Vital Images’ SEC reports, including its annual report on Form 10-K for the year ended December 31, 2009. Vital Images encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and the company undertakes no obligation to update them to reflect subsequent events or circumstances.